Exhibit 5.1

[Asbury Automotive Group, Inc. Letterhead]

April 26, 2012

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

Re: Asbury Automotive Group, Inc. 2012 Equity Incentive Plan

Ladies and Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,634,518 shares of common stock, par value $0.1 per share (the “Shares”), of Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), that may be issued or delivered and sold pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, I have assumed that each award made under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Darlene Quashie

Darlene Quashie